Exhibit 99.1

FinTech Acquisition Corp. V Announces it Will Redeem its Public Shares

PHILADELPHIA, PA, Nov. 18, 2022 (GLOBE NEWSWIRE) -- FinTech Acquisition Corp. V (NASDAQ:FTCV) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses, today announced that, because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation (the “Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of the Charter, effective as of the close of business on December 9, 2022, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.08.

As of the close of business on December 9, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account, less $100,000 of interest to pay dissolution expenses and net of taxes payable, by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after December 9, 2022.

The Company’s sponsors have agreed to waive their redemption rights with respect to their outstanding shares of Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Public Shares, as well as the Company’s publicly traded units and warrants, will cease trading as of the close of business on December 8, 2022.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the Commission and subsequent reports filed with the Commission, as amended from time to time. Copies of these documents are available on the Commission’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

FinTech Acquisition Corp. V
info@cohencircle.com